As filed with the Securities and Exchange Commission on July 5, 2012
Registration No. 333-27393
Registration No. 333-27395
Registration No. 333-32505
Registration No. 333-89494

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549
______________________

Post-Effective Amendment No. 1 to Registration Statement No. 333-27393
Post-Effective Amendment No. 1 to Registration Statement No. 333-27395
Post-Effective Amendment No. 1 to Registration Statement No. 333-32505
Post-Effective Amendment No. 1 to Registration Statement No. 333-89494

to

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

______________________

AMERICAN WAGERING, INC.
(Exact name of registrant as specified in its charter)
______________________
Nevada (State or other jurisdiction of incorporation or organization)	88-0344658 (I.R.S. Employer Identification No.)

675 Grier Drive
Las Vegas, Nevada 89119
(Address of Principal Executive Offices) (Zip Code)
______________________
American Wagering, Inc. 1995 Stock Option Plan
American Wagering, Inc. Directors Stock Option Plan
American Wagering, Inc. 2001 Stock Option Plan
(Full title of the plan)
______________________
Thomas Murphy
Secretary
American Wagering, Inc.
675 Grier Drive
Las Vegas, Nevada 89119
(Name and address of agent for service)

(702) 792-3773
(Telephone number, including area code, of agent for service)
______________________

Copy to:
Jonathan Layne
Gibson, Dunn & Crutcher LLP
2029 Century Park East
Los Angeles, CA 90067
(310) 552-8641

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑
______________________________________

NOTE

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”):

·
Registration Statement 333-27393 registering 355,000 shares of common stock, $.01 par value per share (the “Common Stock”), of American Wagering, Inc. (the “Company”) reserved for issuance under the American Wagering, Inc. 1995 Stock Option Plan.

·	Registration Statement 333-27395 registering 20,000 shares of Common Stock reserved for issuance under the American Wagering, Inc. Directors Stock Option Plan.

·	Registration Statement 333-32505 registering 200,000 shares of Common Stock reserved for issuance under the American Wagering, Inc. 1995 Stock Option Plan.

·	Registration Statement 333-89494 registering 1,150,000 shares of Common Stock reserved for issuance under the American Wagering, Inc. 2001 Stock Option Plan.

On April 13, 2011, the Company entered into an Agreement and Plan of Merger with William Hill Holdings Limited, a private limited company formed under the laws of England and Wales (“William Hill”), and AW Sub Co., a Nevada corporation and an indirect wholly-owned subsidiary of William Hill (“Merger Sub”), and certain other parties thereto, pursuant to which Merger Sub was merged with and into the Company, and the Company became an indirect wholly owned subsidiary of William Hill on June 27, 2012 (the “Merger”).

In connection with the Merger, the Company has terminated any offering of the Company’s securities pursuant to its existing registration statements, including the Registration Statements.  In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Las Vegas, State of Nevada, on this 2nd day of July, 2012.

American Wagering, Inc.

By:	/s/ Thomas Murphy
Thomas Murphy
Title	Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/Neil Cooper		/s/ Thomas Murphy
Neil Cooper	July 2, 2012	Thomas Murphy	July 2, 2012
Title: President, Treasurer and Director (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)		Title: Secretary and Director